Exhibit 99.1

Ur-Energy Provides 2017 Q2 Operational Results

Littleton, Colorado (PR Newswire – July 13, 2017) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for second quarter 2017.

Highlights

Lost Creek Operations
	Units	2017 Q1	2017 Q2	2017 YTD

U3O8 Captured	(‘000 lbs)	79.3	65.3	144.6
U3O8 Dried & Drummed	(‘000 lbs)	74.4	70.8	145.2
U3O8 Sold (produced)	(‘000 lbs)	50.0	31.0	81.0
U3O8 Sold (purchased)	(‘000 lbs)	200.0	210.0	410.0

Average Flow Rate	(gpm)	2,403	2,378	2,391
U3O8 Head Grade	(mg/l)	32	27	30

Lost Creek Uranium Production and Sales

Production rates at Lost Creek continued in line with guidance for the quarter. For the quarter, 65,257 pounds of U3O8 were captured within the Lost Creek plant. 70,833 pounds of U3O8 were packaged in drums and 74,406 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At June 30, 2017, inventory at the conversion facility was approximately 160,094 pounds U3O8. During the quarter, sales totaled $11.8 million on contract sales of 241,000 pounds at an average price of $48.95 per pound, which was 135% above the average spot price for the same period of $20.79 per pound. We purchased 210,000 pounds, of the 241,000 pounds delivered into our contractual commitments, at an average cost of $23.19 per pound. The remaining 31,000 pounds were delivered from Lost Creek production.

Following advance purchasing and planning activities in March, drilling and other construction work to develop the first three header houses in Mine Unit 2 (“MU2”) commenced in early April. This development work continues on schedule, with the first of these header houses anticipated to come online Q3. The second and third header houses will follow, with operations anticipated to commence for both in during Q4.

Vice President Operations, Steve Hatten was expectedly pleased with the reliable production from Lost Creek stating “August 2, 2017 will mark the fourth anniversary of the start of production at Lost Creek. Our team continues to meet, and in many cases exceed, expectations in both production and development with more than two million pounds U3O8 shipped to date.”

Continuing Guidance for 2017

2017 Q3 contract sales are anticipated to be 109,000 pounds U3O8 at an average price of $36 per pound. The pounds were contracted to be purchased at an average cost of $20 per pound. The 2017 Q3 production target for Lost Creek is between 60,000 and 70,000 pounds dried and drummed. Our production rate may be adjusted based on continuing operational matters and other indicators in the market.

We will provide further guidance for the remainder of 2017 in our Form 10-Q, which is currently anticipated to be filed on Friday, July 28, 2017.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
866-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; timing to bring the first MU2 header houses online; the ability to meet production targets for third quarter and whether adjustments of production rates will be necessary or appropriate) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.